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Exhibit 5

ALSTON & BIRD LLP

3201 Beechleaf Court, Suite 600
Raleigh, NC 27604-1062

919-862-2200
Fax: 919-862-2260

www.alston.com

Brad S. Markoff	Direct Dial: 919-862-2210	E-mail: bmarkoff@alston.com

November 27, 2002

Duke Realty Limited Partnership
600 East 96th Street, Suite 100
Indianapolis, IN 46240

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We are acting as counsel to Duke Realty Limited Partnership, an Indiana limited partnership (the "Operating Partnership"), in connection with a registration statement on Form S-3 (the "Registration Statement") filed by the Operating Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register $500 million of the Operating Partnership's debt securities (the "Debt Securities") which may be offered from time to time by the Operating Partnership.

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Operating Partnership in connection with the authorization and issuance of the Debt Securities, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. We have made such further legal and factual examinations and investigations as we in our professional judgment, have deemed appropriate to render the opinion contained herein.

        In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        This opinion letter is based as to matters of law solely on the Indiana Business Corporation Law and the Indiana Revised Uniform Limited Partnership Act. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

        Based upon, subject to and limited by the foregoing, we are of the opinion that, the Operating Partnership has authority to issue the Debt Securities to be registered under the Registration Statement and when (a) the applicable provisions of the Act and such state "blue sky" or securities laws as may be applicable have been complied with and (b) the Debt Securities have been issued and delivered for value as contemplated in the Registration Statement, such Debt Securities will be legally issued and will be binding obligations of the Operating Partnership.

Duke Realty Limited Partnership
November 27, 2002

        To the extent that the obligations of the Operating Partnership under an indenture may be dependent upon such matters, we have assumed the following for purposes of this opinion: (i) the trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the indenture; (ii) the indenture has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the trustee enforceable in accordance with its terms; (iii) the trustee is in compliance, generally and with respect to acting as a trustee under the indenture, with all applicable laws and regulations; and (iv) the trustee has the requisite organizational and legal power and authority to perform its obligations under the indenture.

        The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) enforceability of the Debt Securities may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) enforceability of the Debt Securities may be limited by general principles of equity, whether enforcement is considered in a proceeding in equity or law, in the discretion of the court before which any proceeding therefor may be brought; (iii) provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy may be unenforceable; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in the indenture; and (v) we express no opinion with respect to whether acceleration of Debt Securities may affect the collectibility of any portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.

        The opinion expressed herein is as of the date hereof. We assume no obligation to advise you of any changes in applicable law or other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

        We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Act.

Very truly yours, ALSTON & BIRD LLP
By:	/s/ BRAD S. MARKOFF Brad S. Markoff, Partner

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  Exhibit 5